UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number     0-15981
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                     HRH FROZEN MERGER AND ACQUISITION PLAN
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             (Exact name of registrant as specified in its charter)

                        4951 LAKE BROOK DRIVE, SUITE 500,
                    GLEN ALLEN, VIRGINIA 23060 - 804/747-6500
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                           PARTICIPATION INTERESTS IN
                   THE HRH FROZEN MERGER AND ACQUISITION PLAN
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            (Title of each class of securities covered by this Form)

                                      NONE
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(i)  [X]
         Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]
                                             Rule 15d-6           [X]

         Approximate number of holders of record as of the certification or notice date: None

         Pursuant to the requirements of the Securities Exchange Act of 1934, the HRH Retirement Savings Plan, successor to the HRH Frozen Merger and Acquisition Plan, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          HILB, ROGAL AND HAMILTON COMPANY,
                                          PLAN ADMINISTRATOR


Date:  June 29, 2001                      By: /s/ Walter L. Smith
                                              ----------------------------------
                                              Walter L. Smith
                                              Vice President and General Counsel